UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): April 25, 2006
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On April 25, 2006, Mercantile Bancorp, Inc. (the “Company”) issued a press release reporting earnings for the first quarter ended March 31, 2006. The Company reported unaudited net income for the quarter ended March 31, 2006 of $2.2 million, or $1.13 per share. This compares with net income of $2.0 million, or $1.03 per share in the first quarter of 2005. Net interest income in the first quarter of 2006 was $9.0 million, an increase of 7.3 percent over net interest income of $8.3 million in the first quarter of 2005. Noninterest income in the first quarter of 2006 rose by 17.7 percent to $2.3 million from $2.0 million in the first quarter of 2005. Noninterest expense rose by 7.0 percent to $7.3 million from $6.9 million in the first quarter of 2005. Total loans grew to $871.8 million as of March 31, 2006 from $784.4 million as of March 31, 2005. Total assets as of March 31, 2006 stood at approximately $1.1 billion compared with $1.0 billion as of the end of the first quarter of 2005.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
     Since publication of the press release, the Company has determined earnings should be revised to reflect settlement of a lawsuit. A corrective press release regarding earnings has been issued and a Form 8-K reflecting the corrective release will be furnished shortly.
     Note: The information in this report provided in Item 2.02 (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on April 25, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Dan S. Dugan
	Name:	Dan S. Dugan
	Title:	Chairman, President and Chief Executive Officer

Date: May 4, 2006

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